Exhibit 8.1

600 West Broadway, Suite 1800
San Diego, California 92101-3375
Tel: +1.619.236.1234 Fax: +1.619.696.7419
www.lw.com

FIRM / AFFILIATE OFFICES
	Abu Dhabi	Munich
	Barcelona	New Jersey
	Brussels	New York
	Chicago	Northern Virginia Orange County
	Doha	Paris
	Dubai	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Shanghai
May 18, 2009	London	Silicon Valley
	Los Angeles	Singapore
BioMed Realty Trust, Inc.	Madrid	Tokyo
17190 Bernardo Center Drive	Milan	Washington, D.C.
San Diego, California 92128	Moscow

Re:	BioMed Realty Trust, Inc.
Ladies and Gentlemen:
     We have acted as tax counsel to BioMed Realty Trust, Inc., a Maryland corporation (the “Company”), in connection with the sale by the Company of up to 18,400,000 shares of common stock of the Company, par value $0.01 per share, pursuant to (i) an underwriting agreement dated May 13, 2009 (the “Underwriting Agreement”) by and among the Company, BioMed Realty, L.P. (the Operating Partnership”) and Raymond James & Associates, Inc., KeyBanc Capital Markets Inc., Morgan Stanley & Co. Incorporated, UBS Securities LLC, Wachovia Capital Markets, LLC, Credit Suisse Securities (USA) LLC and each of the other underwriters named in Schedule I of the Underwriting Agreement; (ii) a registration statement on Form S-3 dated September 15, 2006 (File No. 333-137376) (as amended as of the date hereof and together with the documents incorporated by reference therein, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”); (iii) a prospectus supplement dated May 13, 2009, the “Prospectus Supplement”); and (iv) a related base prospectus dated September 15, 2006 (the “Base Prospectus,” and the Base Prospectus, together with the Prospectus Supplement (in each case, together with the documents incorporated by reference therein, including the Company’s Current Report on Form 8-K filed with the Commission on September 30, 2008, the “Form 8-K”), the “Prospectus”).
     You have requested our opinion concerning certain of the federal income tax considerations relating to the Company. This opinion is based on various facts and assumptions, including the facts set forth in the Registration Statement and the Prospectus concerning the business, assets and governing documents of the Company, the Operating Partnership and their subsidiaries. We have also been furnished with, and with your consent have relied upon, certain representations made by the Company, the Operating Partnership and their subsidiaries with respect to various factual matters through a certificate of an officer of the Company, dated as of the date hereof (the “Officer’s Certificate”). With your permission, we have assumed the accuracy of the opinion of Venable LLP, counsel for the Company, dated as of the date hereof, with respect to certain matters of Maryland law.

BioMed Realty Trust, Inc.
May 18, 2009

     In our capacity as tax counsel to the Company, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion. For purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in the above referenced documents or in the Officer’s Certificate. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.
     We are opining herein only as to the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.
     Based on such facts, assumptions and representations, it is our opinion that:
     1. Commencing with its taxable year ending December 31, 2004, the Company has been organized and has operated in conformity with the requirements for qualification as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code; and
     2. The statements set forth under the caption “Supplemental Material United States Federal Income Tax Considerations” in the Prospectus Supplement and the statements set forth under the caption “Material United States Federal Income Tax Considerations” in the Form 8-K, insofar as they purport to summarize certain provisions of the statutes or regulations referred to therein, are accurate summaries in all material respects.
     No opinion is expressed as to any matter not discussed herein.
     This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Any such change may affect the conclusions stated herein. Also, any variation or difference in the facts from those set forth in the Registration Statement, the Prospectus or the Officer’s Certificate may affect the conclusions stated herein. As described in the Prospectus, the Company’s qualification and taxation as a REIT depend upon the Company’s ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP. Accordingly, no assurance can be given that the actual results of the Company’s operation for any particular taxable year will satisfy such requirements.

BioMed Realty Trust, Inc.
May 18, 2009

     This opinion is rendered only to you and is solely for your benefit in connection with the transaction described above. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm, or other entity, for any purpose, without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission as of the date hereof, and to the reference to our firm name in the Prospectus Supplement under the captions “Supplemental Material United States Federal Income Tax Considerations” and “Legal Matters.” In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission promulgated thereunder.
Very truly yours,

/s/ Latham & Watkins LLP